NORTHSTAR REALTY FINANCE CORP.
2006 OUTPERFORMANCE PLAN
AWARD AGREEMENT

Name of Grantee: _____________________ (“Grantee”)
Participation Percentage: ___.__%
Grant Date: _______ __, 2006

RECITALS

A.  The Grantee is an employee of NorthStar Realty Finance Corp. (the “Company”) and its subsidiary NorthStar Realty Finance Limited Partnership, through which the Company conducts substantially all of its operations (the “Partnership”).

B.  The Company has adopted the 2006 Outperformance Plan (the “Outperformance Plan”) to provide the Company’s employees with incentive compensation. The Outperformance Plan was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, become exchangeable for shares of the Company’s common stock reserved for issuance under the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, or any successor plan (as any such plan may be amended, modified or supplemented from time to time, collectively the “Stock Plan”)). This award agreement (this “Agreement”) evidences an award to the Grantee under the Outperformance Plan (the “Award”), which is subject to the terms and conditions set forth herein.

C.  The Grantee was selected by the Committee to receive this Award and the Board effective as of the grant date specified above, awarded to the Grantee the participation percentage in the Outperformance Pool (as defined herein) set forth above.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.  Administration. The Outperformance Plan and all awards thereunder, including this Award, shall be administered by the Committee, which in the administration of the Outperformance Plan shall have the same powers and authority it has in the administration of the Stock Plan as set forth in the Stock Plan.

2.  Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Plan. In addition, as used herein:

“Additional Share Baseline Value” means, with respect to an Additional Share, the gross proceeds received by the Company or the Partnership upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable, (A) if such Additional Share is issued in a public offering or private placement, the gross price to the public or to the purchaser(s), (B) if such Additional Share is issued in exchange for assets or upon the acquisition of another entity, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined by the Committee, or, if no such value can be imputed, the Common Stock Price on the date of issuance, and (C) if such Additional Shares are issued upon exercise of stock options or in exchange (directly or indirectly) for LTIP Units, OPP Units or other Units issued to employees, non-employee directors, consultants or other persons or entities as incentive compensation or if such Additional Shares constitute restricted shares of Common Stock issued to employees or other persons or entities in exchange for services provided to the Company, zero.

“Additional Shares” means (without double-counting) the sum of (A) the number of shares of Common Stock plus (B) the product of the Adjustment Factor then in effect multiplied by the number of Units (other than those issued to the Company), in the case of each (A) and (B), to the extent issued after January 1, 2006 and on or before the Valuation Date in a capital raising transaction, in exchange for assets or upon the acquisition of another entity, but specifically excluding, without limitation, shares of Common Stock issued upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units, OPP Units or other Units issued to employees, non-employee directors, consultants or other persons or entities as incentive compensation and restricted shares of Common Stock issued to employees or other persons or entities in exchange for services provided to the Company.

“Adjustment Factor” has the meaning given to that term in the Partnership Agreement.

“Award OPP Units” has the meaning set forth in Section 3.

“Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of: (a) the Baseline Value multiplied by (I) the Initial Shares, and (II) the sum of 100% plus the Target Return Percentage; plus (b) with respect to each Additional Share, the product of (I) the Additional Share Baseline Value of such Additional Share, multiplied by (II) the sum of (A) 100% plus (B) the product of the Target Return Percentage multiplied by a fraction the numerator of which is the number of days prior to and including the Valuation Date during which such Additional Share has been outstanding and the denominator of which is the number of days from and including January 1, 2006 to and including the Valuation Date; provided that if the Valuation Date occurs prior to December 31, 2008 as a result of a Change in Control, then for purposes of this definition in connection with the calculation of the Outperformance Pool as of the Valuation Date, (i) the “Baseline” shall be calculated as of the date that such Change of Control is consummated instead of December 31, 2008, except in the event of a Transactional Change of Control, in which case the same date used for purposes of the proviso in the definition of "Common Stock Price" shall be used for purposes of the calculation of the “Baseline”, and (ii) the Target Return Percentage to be used in such calculation shall be reduced to 30% multiplied by the Fraction.

“Baseline Value” means $9.92, which the Committee determined was the average closing price of the Company’s Common Stock for the twenty (20) trading days prior to the Effective Date.

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Change of Control” means:

(a)  any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company, excluding (I) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (b) below, (II) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; and (III) NCIC or any of its majority-owned or controlled subsidiaries; or

(b)  the consummation of a merger or consolidation of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company; or

(c) the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company approved by the stockholders of the Company; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Company’s Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock for the twenty (20) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that for purposes of determining the Common Stock Price in connection with a Transactional Change of Control (but only if in due course such Transactional Change of Control is actually consummated by the Company), the Common Stock Price shall be equal to the fair market value in cash of the total consideration per share of Common Stock to be paid or payable in the transaction resulting in the Transactional Change of Control, as determined by the Committee as of the date on which the Transactional Change of Control is publicly announced (or if more than a single public announcement is made, as of the date of the latest announcement or announcements setting forth the terms and conditions of such Transactional Change of Control that are relevant to the Committee’s determination of such fair market value).

“Disability” means, unless otherwise provided in the Grantee’s Service Agreement (if any), a disability which renders the Grantee incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.

“Dividend Unit Equivalent” has the meaning set forth in Section 3.

“Dividend Value” means, as of a particular date of determination, the aggregate amount of dividends and other distributions paid on one share of Common Stock that was outstanding as of the Effective Date between January 1, 2006 and such date of determination (excluding dividends and distributions paid in the form of additional shares of Common Stock).

“Effective Date” means January 1, 2006.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning given to that term in the Stock Plan.

“Fraction” means the number of calendar days that have elapsed since the Effective Date divided by 1,096.

“Initial Shares” means 35,440,397 shares of Common Stock and Units outstanding to be used for purposes of the calculation of the Baseline.

“LTIP Units” means Partnership Units, as such term is defined in the Partnership Agreement, issued as profits interests to employees, non-employee directors, consultants or other persons or entities as incentive or other compensation for services provided to the Company having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption set forth in the Partnership Agreement and any applicable award or similar agreement.

“Maximum Outperformance Pool Amount” means $40,000,000.

"NCIC" means NorthStar Capital Investment Corp., a Maryland corporation.

“OPP Units” means Partnership Units, as such term is defined in the Partnership Agreement, awarded as profits interests under the Outperformance Plan having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption set forth herein and in the Partnership Agreement.

“OPP Unit Equivalent” has the meaning set forth in Section 3.

“Outperformance Pool” means, as of the Valuation Date, a dollar amount calculated as follows: subtract the Baseline from the Total Return, in each case as of the Valuation Date, and multiply the resulting amount (or, if the resulting amount is a negative number, zero) by 10%; provided, however, that in no event shall the Outperformance Pool as of the Valuation Date exceed the Maximum Outperformance Pool Amount.

“Participation Percentage” means the Grantee’s share of the Outperformance Pool as set forth on the first page of this Agreement.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership dated as of October 19, 2004 among the Company and the limited partners party thereto, as amended from time to time.

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or "group" (as defined in the Exchange Act).

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement(s) then in effect between the Grantee, on the one hand, and the Company or the Partnership, on the other hand, as amended or supplemented through such date.

“Target Return Percentage” means 30%, except as otherwise defined for purposes of the definition of Baseline in certain circumstances, as described in such definition.

“Total Return” means (without double-counting), as of a particular date, an amount equal to the sum of (a) the Total Shares multiplied by the Common Stock Price as of such date plus (b) an amount equal to the sum of the total dividends and other distributions actually paid between January 1, 2006 and such date (excluding dividends and distributions paid in the form of additional shares of Common Stock or Units), in respect of (I) the Initial Shares and (II) the Additional Shares if and to the extent that shares of Common Stock included within the definition of “Additional Shares” were outstanding on the record date with respect to the applicable dividend or distribution so paid.

“Total Shares” means (without double-counting) the algebraic sum of: (A) the number of shares of Common Stock outstanding on the Valuation Date; plus (B) the product of the Adjustment Factor then in effect multiplied by the number of Units (other than those owned by the Company) outstanding on the Valuation Date; plus (C) shares of Common Stock issuable as of the Valuation Date upon exercise of outstanding stock options, but only if and to the extent that such options are then exercisable and with the number of such shares being calculated on a “net” basis after giving pro forma effect to the exercise of such options as if they were exercised on a “cashless” basis on the Valuation Date; minus (D) the product of the Adjustment Factor then in effect multiplied by the number of LTIP Units, OPP Units or other Units outstanding on the Valuation Date that were issued to employees, non-employee directors, consultants or other persons or entities as incentive compensation if and to the extent that such LTIP Units, OPP Units or other Units as of the Valuation Date are subject to time- or performance-based vesting restrictions or other risk of forfeiture conditions that have not been satisfied; and minus (E) restricted shares of Common Stock or other stock-based awards outstanding on the Valuation Date that were granted to employees or other persons or entities in exchange for services provided to the Company if and to the extent that such restricted shares or other stock-based awards as of the Valuation Date are subject to time- or performance-based vesting restrictions or other risk of forfeiture conditions that have not been satisfied.

“Total Unit Equivalent” has the meaning set forth in Section 3.

“Transactional Change of Control” means (a) a Change of Control described in clause (a) of the definition thereof where the “person” or “group” makes a tender offer for Common Stock, or (b) a Change of Control described in clauses (b) or (c) of the definition thereof.

“Units” means all Partnership Common Units (as defined in the Partnership Agreement), Partnership Preferred Units (as defined in the Partnership Agreement) and other Partnership Units (as defined in the Partnership Agreement) with economic attributes substantially similar to Partnership Common Units and Partnership Preferred Units as determined by the Committee, outstanding or issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Partnership Common Units, Partnership Preferred Units or such other Partnership Units.

“Valuation Date” means the earliest of (i) December 31, 2008, (ii) the date upon which a Change of Control shall occur, except in the event of a Transactional Change of Control, in which case the same date used for purposes of the proviso in the definition of "Common Stock Price" shall be the "Valuation Date", and (iii) the last day of a 30 consecutive calendar day period during which, on each day in that period, the Outperformance Pool would have reached the Maximum Outperformance Pool Amount if such day had been the Valuation Date.

3.  Outperformance Award.

(a)  Subject to Section 8, the Grantee is hereby granted an Award consisting of the participation percentage in the Outperformance Pool set forth on the first page of this Agreement. In approving the Outperformance Plan the Committee has resolved that the Grantee’s Award be denominated in and settled through the issuance of OPP Units in a number calculated to give the Grantee a value equal to the Grantee’s participation percentage in the Outperformance Pool (“Award OPP Units”) as of the Valuation Date. The timing of issuance of Award OPP Units to the Grantee pursuant to this Award will be within the full and exclusive control of the Committee, so long as it such issuance occurs on or prior to the Valuation Date as provided in this Section 3. Without limiting the discretion of the Committee, Award OPP Units may be issued to the Grantee: (i) from time to time based on a determination by the Committee of the extent to which the performance objectives established under the Outperformance Plan have been achieved and an estimate of the value of the Outperformace Pool as of such time or times; (ii) as of the Valuation Date based on the final calculations set forth in Section 3(b) of this Agreement; or (iii) at any other time or times between the date hereof and the Valuation Date. Award OPP Units, when issued, shall constitute and be treated as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. The issuance of Award OPP Units to the Grantee pursuant to this Award shall be set forth in minutes of the meetings of the Committee and communicted to the Grantee in writing promptly after the approval thereof by the Committee. Award OPP Units will be: (A) subject to forfeiture or increase to the extent provided in this Section 3 as set forth below; and (B) subject to vesting as provided in Sections 4 and 8 hereof. In connection with each issuance of Award OPP Units the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.

(b)  As soon as practicable following the Valuation Date, but as of the Valuation Date, the Committee will determine the Outperformance Pool (if any) and then perform the following calculations with respect to this Award:

(i)  multiply (w) the Outperformance Pool calculated as of the Valuation Date by (x) the Grantee’s Participation Percentage, and then divide the result by the product of (y) the Common Stock Price calculated as of the Valuation Date multiplied by (z) the Adjustment Factor on the Valuation Date; the resulting number is hereafter referred to as the “OPP Unit Equivalent”;

(ii)  multiply (v) the OPP Unit Equivalent by (w) the Adjustment Factor on the Valuation Date and (x) the Dividend Value as of the Valuation Date, and then divide the result by the product of (y) the Common Stock Price calculated as of the Valuation Date multiplied by (z) the Adjustment Factor on the Valuation Date; the resulting number is hereafter referred to as the “Dividend Unit Equivalent”; and

(iii)  add the OPP Unit Equivalent to the Dividend Unit Equivalent; the resulting number is hereafter referred to as the “Total Unit Equivalent”.

(c)  If the Total Unit Equivalent is smaller than the number of Award OPP Units previously issued to the Grantee pursuant to Section 3(a) hereof, then the Grantee, as of the Valuation Date, shall forfeit a number of Award OPP Units equal to the difference, and thereafter the term Award OPP Units will refer only to the remaining Award OPP Units that were not forfeited. If the Total Unit Equivalent is greater than the number of Award OPP Units previously issued to the Grantee pursuant to Section 3(a) hereof, then, upon the performance of the calculations set forth in Section 3(b) hereof: (A) the Company shall cause the Partnership to issue to the Grantee, as of the Valuation Date, a number of additional OPP Units equal to the difference; (B) such additional OPP Units shall be added to the Award OPP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Partnership shall take such corporate or partnership action as is necessary to accomplish the grant of such additional OPP Units; (D) the Grantee shall execute and deliver in connection with such grant such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws; and (E) thereafter the term Award OPP Units will refer collectively to the Award OPP Units, if any, issued prior to such additional grant plus such additional OPP Units. If the Total Unit Equivalent is the same as the number of Award OPP Units previously issued to the Grantee pursuant to Section 3(a) hereof, then there will be no change to the number of Award OPP Units under this Award pursuant to this Section 3.

4.  Termination of Grantee’s Service Relationship; Vesting; Change of Control.

(a)  If at any time prior to the Valuation Date the Grantee shall cease to be an employee of the Company for any reason other than termination by the Company without cause (as defined in the Service Agreement), then this Award Agreement shall automatically and immediately be forfeited by the Grantee; provided, however, that in the case of the termination by reason of death or Disability of the Grantee, the provisions of Section 8 shall apply. If at any time prior to vesting pursuant to Section 4(c) hereof the Grantee shall cease to be an employee of the Company for any reason other than termination by the Company without cause (as defined in the Service Agreement), all Award OPP Units that remain unvested at such time shall automatically and immediately be forfeited by the Grantee; provided, however, that in the case of the termination by reason of death or Disability of the Grantee, the provisions of Section 8 shall apply. In the event Grantee becomes a consultant or advisor to the Company or the Partnership or a non-employee director of the Company, such change in status shall not be deemed a termination of employment or service with the Company at the time of such change in status for purposes of this Section 4.

(b)  Notwithstanding anything to the contrary in this Section 4 or in any Service Agreement which provides for accelerated vesting or payout of the Grantee’s bonuses and incentive awards in the event of certain types of terminations of Grantee’s service relationship with the Company (such as, for example, termination at the end of the term, termination without cause by the employer or termination for good reason by the Grantee), the Grantee hereby agrees that the treatment of this Award and the Grantee’s Award OPP Units shall be governed solely by this Agreement and not by the terms of such Service Agreement. For the avoidance of doubt, the foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to avoid application thereof to this Award and the Grantee’s Award OPP Units, such that, by way of illustration, any such accelerated vesting or payout pursuant to the terms of such Service Agreement shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed with respect to this Award, except as specifically provided in Section 8 hereof, prior to the date on which such calculations would otherwise be performed pursuant to the terms of the Outperformance Plan for all Grantees. If at any time prior to the Valuation Date the Grantee’s service relationship with the Company is terminated by the Company without cause (as defined in the Service Agreement), then this Award shall be modified as follows: (A) this Award and any Award OPP Units issued prior to such termination shall not be forfeited by the Grantee as of the date of termination; (B) the calculations set forth in Section 3 hereof shall be performed as of the Valuation Date in the same manner as they would have been performed absent such termination, except that (I) the OPP Unit Equivalent so calculated will then be multiplied by a fraction the numerator of which is the number of days from and including January 1, 2006 to the date of such termination and the denominator of which is the number of days from and including January 1, 2006 to and including the Valuation Date, (II) the Dividend Unit Equivalent shall be calculated using the adjusted OPP Unit Equivalent calculated pursuant to the foregoing clause (I), and (III) the Total Unit Equivalent shall be the sum of the adjusted OPP Unit Equivalent and Dividend Unit Equivalent calculated pursuant to the foregoing clauses (I) and (II); and (C) all of the Grantee’s Award OPP Units issued and not forfeited pursuant to Section 3 hereof shall be automatically and immediately vested as of the Valuation Date without application of the vesting provisions of Section 4(c) below.

(c)  Subject to Section 8 hereof, the Grantee’s Award OPP Units issued and not forfeited pursuant to Section 3 hereof shall become vested as follows: (i) fifty percent (50%) of such Award OPP Units shall become vested on the Valuation Date; and (ii) an additional twenty-five (25%) of such Award OPP Units shall become vested on each of the first and second anniversaries of the Valuation Date, provided, however, that all unvested Award OPP Units that have not previously been forfeited pursuant to Section 3 hereof shall vest immediately upon the occurrence of a Change of Control. For the avoidance of doubt, the vesting of the Award OPP Units pursuant to this Section 4(c) shall be independent from, and in no way effect, the determination of the Outperformance Pool (if any), and the corresponding calculation of the Total Unit Equivalent (if any), pursuant to Section 3 hereof.

5.  Payments by Award Recipients. No amount shall be payable to the Company or the Partnership by the Grantee at any time in respect of this Award.

6.  Distributions. The holder of the Award OPP Units shall be entitled to receive distributions with respect to such Award OPP Units to the extent provided for in the Partnership Agreement. The Distribution Participation Date (as defined in the Partnership Agreement) with respect to Award OPP Units in an amount equal to the Total Unit Equivalent is the Valuation Date.

7.  Restrictions on Transfer. None of the Award OPP Units shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), or redeemed in accordance with the Partnership Agreement (a) prior to vesting and (b) unless such Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and such Transfer is in accordance with the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award OPP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award OPP Units not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any OPP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any OPP Units. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.  Death or Disability.

(a)  Notwithstanding any other provision herein, but subject to Section 8(c) below, if, prior to the Valuation Date, the Grantee shall cease to be an employee, consultant or advisor, as applicable, of the Company as a result of his death or Disability, then (i) with respect to the Grantee the calculations provided in Section 3 hereof shall be performed with respect to this Award immediately upon such cessation as if a Change of Control had occurred (with respect to the Grantee only) on the date of his death or termination by reason of Disability and (ii) all of the Award OPP Units comprising this Award (after giving effect to the issuance of additional OPP Units or forfeiture of Award OPP Units pursuant to Section 3 hereof) shall automatically and immediately vest.

(b)  Notwithstanding any other provision herein, but subject to Section 8(c) below, if, on or after the Valuation Date, the Grantee shall cease to be an employee, consultant or advisor, as applicable, of the Company as a result of his death or Disability, then all of the Grantee’s Award OPP Units shall automatically and immediately vest.

(c)  Notwithstanding Sections 8(a) and 8(b) above, the provisions of the Grantee’s Service Agreement, if any, with respect to death or disability shall govern the treatment of the Grantee’s Award OPP Units hereunder.

9.  Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than regular cash dividends, shall occur or (iii) any other event shall occur which in the good faith judgment of the Committee necessitates action by way of appropriate equitable adjustment in the terms of this Award, the Outperformance Plan or the OPP Units, then the Committee may in its sole discretion take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award, the Outperformance Plan and the terms of the OPP Units prior to such event, including, without limitation: (A) adjustments in the Award OPP Units, Additional Shares, Baseline Value, Dividend Value, Common Stock Price, Maximum Outperformance Pool Amount, Total Shares and Total Return; and (B) substitution of other awards under the Stock Plan or otherwise.

10.  Miscellaneous.

(a)  Amendments. This Agreement may be amended or modified only with the consent of the Partnership acting through the Committee; provided that any such amendment or modification adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him.

(b)  Incorporation of Stock Plan; Committee Determinations. The provisions of the Stock Plan are hereby incorporated by reference as if set forth herein. If and to the extent that any provision contained in this Agreement is inconsistent with the Stock Plan, this Agreement shall govern. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will make such determinations within a period of time that enables the Company to make any payments due hereunder on or within five business days after the consummation of the Change of Control.

(c)  Status as a Partner. As of the grant date set forth on the first page of this Agreement, the Grantee shall be admitted as a partner of the Partnership with beneficial ownership of such number of Award OPP Units as the Committee elects to issue to the Grantee as of such date pursuant to Section 3 hereof by: (A) signing and delivering to the Partnership a copy of this Agreement; and (B) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Partnership Agreement shall be amended from time to time as applicable to reflect the issuance to the Grantee of Award OPP Units pursuant to Section 3 hereof, whereupon the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of OPP Units then held by the Grantee, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein and in the Partnership Agreement.

(d)  Status of OPP Units under the Stock Plan. Award OPP Units may, but need not, be issued as equity securities under the Stock Plan insofar as the Outperformance Plan has been established as an incentive program of the Partnership. The Company will have the right, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Units into which Award OPP Units may have been converted pursuant to the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock may be issued under the Stock Plan if the Committee so determines. The Grantee must be eligible to receive the Award OPP Units in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B). The Committee may, in its sole and absolute discretion, determine whether and when Award OPP Units issued pursuant to Section 3 hereof become part of the Stock Plan, and upon and to the extent of such determination this Award will be considered an award under the Stock Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(e)  Legend. The records of the Partnership evidencing the Award OPP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such OPP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(f)  Compliance With Law. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no OPP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.

(g)  Investment Representation; Registration. The Grantee hereby makes the covenants, representations and warranties and set forth on Exhibit B attached hereto. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Grantee. The Partnership will have no obligation to register under the Securities Act any OPP Units or any other securities issued pursuant to this Agreement or upon conversion or exchange of OPP Units.

(h)  Section 83(b) Election. In connection with each separate issuance of OPP Units under this Award pursuant to Section 3 hereof, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Award OPP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder.

(i)  Severability. In the event that one or more of the provisions of this Agreement may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

(j)  Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the principle of conflict of laws of such State.

(k)  No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s service relationship at any time.

(l)  Notices. Notices hereunder shall be mailed or delivered to the Partnership at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Partnership or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(m)  Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(n)  Successors and Assigns. This Agreement shall be binding upon the Partnership’s successors and assigns, whether or not this Agreement is expressly assumed.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the __ day of __________, 2006.

NORTHSTAR REALTY FINANCE CORP.

By:
Name:
Title:

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By: NorthStar Realty Finance Corp., its general partner

By:
Name:
Title:

GRANTEE

Name:

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of NorthStar Realty Finance Limited Partnership, hereby accepts all of the terms and conditions of (including, without limitation, the provisions of Section 2.4 titled “Power of Attorney”), and becomes a party to, the Agreement of Limited Partnership, dated as of October 19, 2004, of NorthStar Realty Finance Limited Partnership, as amended through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

___________________________
Name: ______________________
Date: __________ __, 2006

Address of Limited Partner:

___________________________
___________________________

EXHIBIT B

GRANTEE’S COVENANTS, REPRESENTATIONS AND WARRANTIES

The Grantee hereby represents, warrants and covenants as follows:

(a)  The Grantee has received and had an opportunity to review the following documents (the “Background Documents”):

(i)  The Company’s latest Annual Report to Stockholders;

(ii)  The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders;

(iii)  The Company’s Report on Form 10-K for the fiscal year most recently ended;

(iv)  The Company’s Form 10-Q for the most recently ended quarter filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above;

(v)  Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company;

(vi)  The Partnership Agreement;

(vii)  The Stock Plan; and

(viii)  The Company’s Certificate of Incorporation, as amended.

The Grantee also acknowledges that any delivery of the Background Documents and other information relating to the Company and the Partnership prior to the determination by the Partnership of the suitability of the Grantee as a holder of OPP Units shall not constitute an offer of OPP Units until such determination of suitability shall be made.

(b)  The Grantee hereby represents and warrants that

(i)  The Grantee either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (B) by reason of the business and financial experience of the Grantee, together with the business and financial experience of those persons, if any, retained by the Grantee to represent or advise him with respect to the grant to him or her of OPP Units, the potential conversion of OPP Units into Partnership Common Units of the Partnership and the potential redemption of such Partnership Common Units for shares of Common Stock (“REIT Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Grantee (I) is capable of evaluating the merits and risks of an investment in the Partnership and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his own interest or has engaged representatives or advisors to assist him in protecting his interests, and (III) is capable of bearing the economic risk of such investment.

(ii)  The Grantee understands that (A) the Grantee is responsible for consulting his own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of the award of OPP Units may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award of OPP Units; and (D) an investment in the Partnership and/or the Company involves substantial risks. The Grantee has been given the opportunity to make a thorough investigation of matters relevant to the OPP Units and has been furnished with, and has reviewed and understands, materials relating to the Partnership and the Company and their respective activities (including, but not limited to, the Background Documents). The Grantee has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Grantee to verify the accuracy of information conveyed to the Grantee. The Grantee confirms that all documents, records, and books pertaining to his or her receipt of OPP Units which were requested by the Grantee have been made available or delivered to the Grantee. The Grantee has had an opportunity to ask questions of and receive answers from the Partnership and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the OPP Units. The Grantee has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Grantee by the Partnership or the Company.

(iii)  The OPP Units to be issued, the Partnership Common Units issuable upon conversion of the OPP Units and any REIT Shares issued in connection with the redemption of any such Partnership Common Units will be acquired for the account of the Grantee for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Grantee’s right (subject to the terms of the OPP Units, the Stock Plan and this Agreement) at all times to sell or otherwise dispose of all or any part of his or her OPP Units, Partnership Common Units or REIT Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his assets being at all times within his control.

(iv)  The Grantee acknowledges that (A) neither the OPP Units to be issued, nor the Partnership Common Units issuable upon conversion of the OPP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such OPP Units or Partnership Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Partnership and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Grantee contained herein, (C) such OPP Units, or Partnership Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such OPP Units and Partnership Common Units and (E) neither the Partnership nor the Company has any obligation or intention to register such OPP Units or the Partnership Common Units issuable upon conversion of the OPP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Partnership Common Units for REIT Shares, the Company may issue such REIT Shares under the Stock Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Grantee is eligible to receive such REIT Shares under the Stock Plan at the time of such issuance, (II) the Company has filed a Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such REIT Shares and (III) such Form S-8 is effective at the time of the issuance of such REIT Shares. The Grantee hereby acknowledges that because of the restrictions on transfer or assignment of such OPP Units acquired hereby and the Partnership Common Units issuable upon conversion of the OPP Units which are set forth in the Partnership Agreement or this Agreement, the Grantee may have to bear the economic risk of his ownership of the OPP Units acquired hereby and the Partnership Common Units issuable upon conversion of the OPP Units for an indefinite period of time.

(v)  The Grantee has determined that the OPP Units are a suitable investment for the Grantee.

(vi)  No representations or warranties have been made to the Grantee by the Partnership or the Company, or any officer, director, shareholder, agent, or affiliate of any of them, and the Grantee has received no information relating to an investment in the Partnership or the OPP Units except the information specified in Paragraph (b) above.

(c)  So long as the Grantee holds any OPP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of OPP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(d)  The Grantee hereby agrees to make an election under Section 83(b) of the Code with respect to the OPP Units awarded hereunder, and has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C. The Grantee agrees to file the election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the award of the OPP Units hereunder with the IRS Service Center at which such Grantee files his personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the OPP Units are awarded to the Grantee.

(e)  The address set forth on the signature page of this Agreement is the address of the Grantee’s principal residence, and the Grantee has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

EXHIBIT C

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name: _____________________________ (the “Taxpayer”)

Address: _________________________________

_________________________________________

Social Security No./Taxpayer Identification No.: _________________

2.	Description of property with respect to which the election is being made:

The election is being made with respect to ____________ OPP Units in NorthStar Realty Finance Limited Partnership (the “Partnership”).

3.	The date on which the OPP Units were transferred is ________ __, 2006. The taxable year to which this election relates is calendar year 2006.

4.	Nature of restrictions to which the OPP Units are subject:

(a)	With limited exceptions, until the OPP Units vest, the Taxpayer may not transfer in any manner any portion of the OPP Units without the consent of the Partnership.

(b)
The Taxpayer’s OPP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested OPP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.

5.
The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the OPP Units with respect to which this election is being made was $0 per OPP Unit.

6.	The amount paid by the Taxpayer for the OPP Units was $0 per OPP Unit.

7.	A copy of this statement has been furnished to the Partnership and NorthStar Realty Finance Corp.

Dated: _____________________

_________________________________
Name:

SCHEDULE A

Vesting Provisions of OPP Units

The OPP Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0-100% based on NorthStar Realty Finance Corp.’s (the “Company’s”) per-share total return to shareholders for the period from January 1, 2006 to December 31, 2008 (or earlier in certain circumstances). Under the time-based vesting hurdles, fifty-percent (50%) of the OPP Units will vest on the last day of the performance period and twenty-five percent (25%) of the remaining OPP Units will vest on each of the first and second anniversaries thereof, provided that the Taxpayer remains an employee of the Company through such dates, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested OPP Units are subject to forfeiture in the event of failure to vest based on the passage of time or the determination of the performance-based percentage.